250 Putnam Asset Allocation Growth Fund attachment
9/30/09 Annual

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A		43,716
Class B		6,364
Class C		4,078

72DD2 (000s omitted)

Class M		1,014
Class R		292
Class Y		6,229

73A1

Class A		0.392000
Class B		0.283000
Class C		0.288000

73A2

Class M		0.322000
Class R		0.370000
Class Y		0.426000

74U1 (000s omitted)

Class A		102,195
Class B		18,600
Class C		12,627

74U2 (000s omitted)

Class M		2,755
Class R		997
Class Y		21,658

74V1

Class A		11.03
Class B		10.85
Class C		10.66

74V2

Class M		10.86
Class R		10.88
Class Y		11.12

Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Item 74K

On September 15, 2008, the Growth Portfolio terminated its outstanding derivatives contracts with Lehman Brothers Special Financing, Inc.(LBSF) in connection with the bankruptcy filing of LBSFs parent company, Lehman Brothers Holdings, Inc. On September 26, 2008, the fund entered into receivable purchase agreements(Agreements) with other registered investment companies (each a Purchaser) managed by Putnam Management. Under the Agreements, the fund sold to the Purchasers the funds right to receive, in the aggregate, $1,559,858 in net payments from LBSF in connection with certain terminated derivatives transactions (the Receivable), in each case in exchange for an initial payment plus (or minus) additional amounts based on the applicable Purchasers ultimate realized gain (or loss) on the Receivable. The Agreements, which are included in the Statement of assets and liabilities, are valued at fair value following procedures approved by the Trustees. All remaining payments under the Agreements will be recorded as realized gain or loss.

Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.